Exhibit 99.3

BLACKSAND PARTNERS, L.P.

FINANCIAL STATEMENTS

As of and for the year ended December 31, 2004 and as of December 31, 2003 and for the period February 28, 2003 (Inception) through December 31, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners

BlackSand Partners, L.P.

We have audited the accompanying balance sheets of BlackSand Partners, L.P. as of December 31, 2004 and 2003, and the related statements of income, comprehensive income (loss), changes in partners’ capital, and cash flows for the year ended December 31, 2004 and for the period February 28, 2003 (inception) through December 31, 2003.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BlackSand Partners, L.P. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the year ended December 31, 2004 and for the period February 28, 2003 (inception) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates, LLP

Denver, Colorado
October 12, 2006

BLACKSAND PARTNERS, L.P.

BALANCE SHEETS

	December 31,
	2004	2003
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$3,017	$2,156
Accounts receivable	2,429	1,886
Field inventory	76	135
Prepaid expenses	96	116
Total current assets	5,618	4,293
Oil and Gas Property (successful efforts method):
Proved producing properties	44,701	43,847
Less accumulated depreciation, depletion and amortization	(2,018)	(952)
Net oil and gas property	42,683	42,895
Property and Equipment:
Field equipment	14,972	14,378
Building	305	305
	15,277	14,683
Less accumulated depreciation, depletion and amortization	(908)	(449)
Net property and equipment	14,369	14,234
Other Assets	486	544
Total Assets	$63,156	$61,966
LIABILITIES AND PARTNERS’ CAPITAL
Current Liabilities:
Accounts payable	$230	$290
Accrued liabilities	299	59
Payable to Blacksand Energy, Inc.	317	225
Payable to Hedge Counterparty	639	144
Derivative liability	7,652	2,399
Total current liabilities	9,137	3,117
Long-Term Liabilities:
Asset retirement obligations	2,268	1,648
Derivative liability	19,499	5,820
Total long-term liabilities	21,767	7,468
Commitments and Contingencies (Note 5)
Partners’ Capital	32,252	51,381
Total Liabilities and Partners’ Capital	$63,156	$61,966

The accompanying notes are an integral part of these financial statements.

BLACKSAND PARTNERS, L.P.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2004	February 28, 2003 (Inception) - December 31, 2003
	(in thousands)
Revenues:
Oil sales	$18,473	$14,778
Plant product sales	926	577
Electricity sales	1,388	840
Other	137	—
Total revenues	20,924	16,195

Expenses:
Field expense	6,993	5,018
Depreciation, depletion and amortization	1,623	1,476
Administrative costs	1,461	1,170
Interest expense	6	7
Total expenses	10,083	7,671

Net Income	$10,841	$8,524

The accompanying notes are an integral part of these financial statements.

BLACKSAND PARTNERS, L.P.

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2004	February 28, 2003 (Inception) - December 31, 2003
	(in thousands)

Net Income	$10,841	$8,524

Unrealized Loss on Oil Hedging Contract	(18,930)	(8,220)

Other Comprehensive Income (Loss)	$(8,089)	$304

The accompanying notes are an integral part of these financial statements.

BLACKSAND PARTNERS, L.P.

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

	General Partner	Limited Partner	Total
	(in thousands)

Balance, February 28, 2003 (Inception)	$—	$—	$—

Contributions	2,966	56,176	59,142
Distributions	(406)	(7,660)	(8,066)
Comprehensive income	15	289	304

Balance, December 31, 2003	2,575	48,805	51,380

Contributions	48	971	1,019
Distributions	(602)	(11,455)	(12,057)
Comprehensive income	(404)	(7,685)	(8,089)

Balance, December 31, 2004	$1,617	$30,636	$32,253

The accompanying notes are an integral part of these financial statements.

BLACKSAND PARTNERS, L.P.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2004	February 28, 2003 (Inception) - December 31, 2003
	(in thousands)

Cash Flows from Operating Activities:
Net Income	$10,841	$8,524
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	1,623	1,476
Non-cash expense	57	48
Changes in current assets and liabilities:
Receivables	(542)	(1,742)
Prepaid expenses	20	(116)
Field inventory	59	(135)
Payables	768	499
Net cash provided by operating activities	12,826	8,554

Cash Flows from Investing Activities:
Property additions:
Proved oil and gas properties	(350)	(42,199)
Field equipment	(577)	(14,682)
Other assets	—	(593)
Net cash used in investing activities	(927)	(57,474)

Cash Flows from Financing Activities:
Capital contributions	1,019	59,142
Distributions	(12,057)	(8,066)
Net cash provided by (used in) financing activities	(11,038)	51,076

Net Increase in Cash and Cash Equivalents	861	2,156

Cash and Equivalents, at beginning of period	2,156	—

Cash and Equivalents, at end of period	$3,017	$2,156

Non-Cash Transaction:
Additions to asset retirement obligations	$522	$1,723

The accompanying notes are an integral part of these financial statements.

BLACKSAND PARTNERS, L.P.

NOTES TO FINANCIAL STATEMENTS

1.         Organization and Operations:

BlackSand Partners, L.P. (the “Partnership”) was formed on February 28, 2003, to participate in the operation of the Brea Olinda Field in Orange County, California.  The Partnership’s operations consist of the acquisition, development, and operation of oil and gas properties.

Until July 21, 2005, the Partnership interests were owned by TIFD III – X LLC (“TIFD III – X”), a wholly owned subsidiary of General Electric Corporation and BlackSand Energy, Inc. (“Energy”).  TIDF III – X was the limited partner in the Partnership and at inception made a cash contribution of $56.2 million for 95% interest in the Partnership.  Energy was the general partner in the Partnership and at inception made a capital contribution of $3.0 for a 5% interest in the Partnership.  Revenues, expenses, and cash flows were allocated in accordance with the ownership interests.  Effective July 21, 2005, the Partnership interests were purchased by a related entity.  See Note 8.

The Partnership’s revenues are predominantly derived from the sale of oil and related by-products.  In addition to its producing oil and gas properties, the Partnership owns a natural gas processing plant and turbines which convert the Partnership’s and third party’s gas production into electricity.  The electricity is either sold or used by the Partnership as an energy source for its oil and gas operations.

Management estimates that the value of the Partnership’s properties is derived from oil and gas reserves and the related production.  While the gas plant and turbines have residual values, such values are insignificant when compared to the value of the Partnership oil and gas reserves.

On August 1, 2006, the Partnership was acquired by Linn Energy, LLC (“Linn”).  See Note 8.

2.         Summary of Significant Accounting Policies:

Cash Equivalents – The Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk – The Partnership’s cash equivalents and short-term investments are exposed to concentrations of credit risk.  The Partnership manages and controls this risk by investing these funds with major financial institutions.

The Partnership’s receivables are comprised of oil and gas revenue receivables and joint interest billing receivables.  The amounts are due from a limited number of entities.  Therefore, the collectability is dependent upon the general economic conditions of the few purchasers and joint interest owners.  The receivables are not collateralized.  However, to date the Partnership has had no bad debts.

Inventory – Inventory consists of pipe and tubular goods intended to be used in the Partnership’s oil and gas operations, and is stated at the lower of cost or market using the average cost valuation method.

Oil and Gas Producing Activities – The Partnership follows the “successful efforts” method of accounting for its oil and gas properties.  Under this method of accounting, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves.  If an exploratory well has not found proved reserves, the costs of drilling the well are charged to expense.  The costs of development wells are capitalized whether productive or nonproductive.  Exploratory expenses, including geological and geophysical expenses and annual delay rentals for oil and gas leases, are charged to expense as incurred.

Capitalized costs are evaluated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.”  In applying this statement, the expected undiscounted future net cash flows are compared to the capitalized costs on a field-by-field basis at the end of the period.  If impairment is indicated, the asset is written down to its estimated fair value based on expected future discounted cash flows.  As of December 31, 2004 and 2003, the Partnership had no impairment on its oil and gas properties.

Depreciation and depletion of capitalized costs for developed oil and gas properties is provided using the units-of-production method based upon proved reserves for each field.  Depletion expense for oil and gas producing properties was $1.1 million and $1.0 million for 2004 and 2003, respectively.

Gains and losses are generally recognized upon the sale of interests in proved oil and gas properties based on the portion of the property sold.  For sales of partial interests in unproved properties, the Partnership treats the proceeds as a recovery of costs with no gain recognized until all costs have been recovered.

Other Property and Equipment – Other property and equipment such as office furniture, tank farms, turbines, computers and buildings is recorded at cost.  Costs of renewals and improvements that substantially extend the useful lives of the assets are capitalized.  Maintenance and repairs are expensed when incurred.  Depreciation is provided using the straight-line method over the estimated useful lives of the assets, from three to 30 years.  Gains and losses on dispositions of other property and equipment are included in the results of operations.  Depreciation expense on other property and equipment for the period ended December 31, 2004 and 2003 was $0.5 million and $0.4 million, respectively.

Accounting Estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and the accompanying notes.  The Partnership’s estimates include its estimated useful lives of assets and future asset retirement obligation.  The actual results could differ from those estimates.

The Partnership’s provisions for depreciation, depletion, and impairment of the capitalized costs of developed oil and gas properties are determined based upon the estimated quantities of proved oil and gas reserves.  Management emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties.  Accordingly, it is reasonably possible these estimates will materially change in the near term as additional information becomes available.

Income Taxes – As a limited partnership, the Partnership does not pay Federal or state income taxes.  The taxable income or loss of the Partnership, which may vary substantially from income or loss reported for financial reporting purposes, is included in the state and Federal tax returns of the partners.

Revenue Recognition – Revenue is recorded on the accrual basis as sales are made and deliveries occur.  Oil and gas revenues included realized gains and losses on derivatives.

Major Customers – During 2004 and 2003, the Partnership sold all of its oil to a single customer.  Oil sales represent 95% of total revenue.  The Partnership does not consider this a risk as there is a readily available supply of purchasers in the area.

Oil Hedge Contracts – The Partnership has entered into oil hedge contracts to manage its exposure to oil price volatility.  The partnership utilizes oil hedges that compare a fixed oil price with a monthly average NYMEX oil price and the difference is settled in cash each month.  The Partnership accounts for these contracts as cash flow hedges under SFAS 133, “Accounting for Derivative Instruments and Hedging Activity.”  The resulting realized gains or losses are recognized in the statement of operations.  The Partnership accounts for the unrealized changes in fair value of designated hedges, to the extent that the hedge is effective, as a component of Other Comprehensive Income in the Partners’ Capital section of the balance sheet.

Reclassifications – Certain reclassifications have been made to the prior year’s amounts to conform to classification in the current period.  Such reclassifications had no effect on net income.

3.         Asset Retirement Obligations:

The Partnership adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” at inception on February 28, 2003.  The estimated fair value of the future costs associated with dismantlement, abandonment and restoration of oil and gas properties is recorded when incurred, generally upon acquisition or completion of a well.  The net estimated costs are discounted to present values using a risk-adjusted rate over the estimated economic life of the oil and gas properties.  Such costs are capitalized as part of the related asset.  The asset is depleted on the units-of-production method on a field-by-field basis.  The associated liability is classified in other long-term liabilities in the accompanying balance sheets.  The liability is periodically adjusted to reflect (1) new liabilities incurred, (2) liabilities settled during the period, (3) accretion expense, and (4) revisions to estimated future cash flow requirements.  The accretion expense is recorded as a component of depreciation, depletion and amortization expense in the accompanying statements of income.

A reconciliation of the Partnership’s asset retirement obligations is as follows:

	For the Year Ended December 31, 2004	For the Period from Inception (February 28, 2003) to December 31, 2003
	(in thousands)

Beginning of period	$1,648	$—
Liabilities incurred	—	1,573
Accretion expense	98	75
Revisions to estimate	522	—

End of period	$2,268	$1,648

4.         Acquisitions:

On February 28, 2003, the Partnership acquired producing oil and gas properties in Orange County, CA for approximately $57.0 million.  The general partner and limited partner contributed cash, proportionate to their sharing ratios, to the purchase of these properties.  These cash contributions were recorded as partners’ capital contributions.

5.         Commitments and Contingencies:

Environmental – The Partnership is subject to extensive Federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.  Environmental expenditures are expensed or capitalized depending on their future economic benefit.  Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed.  Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.  The Partnership is not aware of any significant environmental liabilities.

Contingencies – The Partnership may from time to time be involved in various claims, lawsuits or disputes with third parties, actions involving allegations of discrimination, or breach of contract incidental to the operations of its business.  The Partnership is not currently involved in any such incidental litigation that it believes could have a materially adverse effect on its financial conditions or results of operations.

6.         Oil Hedges:

The following is a summary of oil price hedge contracts, all held by Morgan Stanley, as of December 31, 2004:

Start Date	Maturity	Monthly Volumes (MBbls)	Fixed Price

January 1, 2005	December 31, 2005	32,802	$23.27
January 1, 2006	December 31, 2006	30,165	$23.78
January 1, 2007	December 31, 2007	32,733	$23.70
January 1, 2008	December 31, 2008	32,004	$24.22
January 1, 2009	December 31, 2009	31,227	$24.22

These oil price hedge contracts are settled monthly based on the monthly average NYMEX price.  The Partnership recorded realized losses on hedging of $6.2 million and $0.5 million for 2004 and 2003, respectively, which have been recorded as a reduction to oil revenue on the income statement.  The Partnership has recorded an unrealized loss of $27.2 million and $8.2 million as other comprehensive income on the Statement of Changes in Partners’ Capital as of December 31, 2004 and 2003, respectively.  Approximately $0.6 million and $0.1 million were payable at December 31, 2004 and 2003, respectively for hedges that had been settled.

7.         Related Party Transactions:

The Partnership is managed under an agreement with Energy.  The management fee is based on 8% of net operating income and is included in ‘Administrative Costs’ on the statement of operations.  The Partnership incurred management fees totaling $1.1 million and $0.9 million during 2004 and 2003, respectively.  The Partnership had outstanding payables to Energy totaling $0.3 million and $0.2 million at December 31, 2004 and 2003, respectively.

Energy owns vehicles that are used for the Partnership’s operations.  The depreciation expense (of $3,000 per month) incurred by Energy is allocated to the Partnership monthly, and is charged to lease operating expense.  $36,000 and $30,000 was recognized as expense for the year ended December 31, 2004 and for the period February 28, 2003 (inception) through December 31, 2003.

8.         Subsequent Events:

Effective July 21, 2005, Blacksand Energy, LLC (the “LLC”) was formed to finance the purchase of the limited and general partnership interests in the Partnership.  In July 2005, the LLC made a capital contribution to Acquisition LLC of approximately $95.1 million.  Effective July 21, 2005, Blacksand Acquisition LLC purchased 100% of the limited and general partnership interests in the Partnership for approximately $86.5 million.  As a result of the change of control and as required by SEC Staff Accounting Bulletin No. 54, the purchase by Acquisition LLC was “pushed-down”, meaning the post-transaction financial statements of the acquired entity, i.e., the Partnership, reflect the purchase price as the new increased basis of accounting.  The purchase price paid was allocated to the assets acquired, primarily the oil and gas properties, at the fair market value at the date of acquisition, as determined using a variety of valuation methods, including third party appraisals.  The purchase price was allocated primarily to the oil and gas properties of the Partnership.

On May 4, 2006, the LLC completed an acquisition of oil and gas properties located in California for approximately $17.3 million and created the new subsidiary, Brea.  The results of Brea are included in the combined financial statements of the Combined Company from the date of acquisition.

In order to facilitate a like-kind exchange of the Company’s royalty sales under Section 1031 of the Internal Revenue Code, the proceeds from the sales have been deposited with a qualified intermediary, which were partially used with the May 2006 acquisition.  The remaining balance became taxable to the partners of the LLC.  The Company recognized gains on the sales for financial reporting purposes.

On August 1, 2006, Linn acquired the Partnership and certain related entities for a preliminary aggregate purchase price of approximately $293.3 million.  Results of operations and financial position beginning August 1, 2006 will be reported in the consolidated financial statements of Linn.

9.         Recently Issued Accounting Standards:

As of January 1, 2006, the Company adopted SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and SFAS No. 3” (“SFAS 154”).  SFAS 154 requires retrospective application of voluntary changes in accounting principles, unless it is impracticable.  The implementation of this standard did not have a material impact on the Company’s results of operations and financial condition.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Instruments, (an Amendment of FASB Statements No. 133 and140)” (“SFAS 155”).  The standard allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to bifurcate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis.  SFAS 155 also establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation.  The standard is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.  The Company is currently evaluating the effect that the implementation of SFAS 155 will have on its results of operations and financial condition, but does not expect it will have a material impact.

In June 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”).  The interpretation sets forth a consistent recognition threshold and measurement attribute, and criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes.  FIN 48 also requires expanded disclosure with respect to the uncertainty in income taxes.  The interpretation is effective for fiscal years beginning after December 31, 2006.  The Company is currently evaluating the effect that the adoption of FIN 48 will have on its results of operations and financial condition, but does not expect it will have a material impact.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which provides guidance for using fair value to measure assets and liabilities.  SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value and clarifies that for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just the company’s mark-to-model value.  SFAS 157 also requires expanded disclosure of the effect on earnings for items measured using unobservable data.  The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Company is currently evaluating the effect that the implementation of SFAS 157 will have on its results of operations and financial condition, but does not expect it will have a material impact.

10.      Natural Gas and Oil Costs Incurred and Revenue Disclosures (Unaudited):

All costs incurred related to the Partnership’s oil and gas properties are classified as proved properties which have required no significant development costs in 2004 and 2003.

The following reserve estimates present the Partnership’s estimate of the proved natural gas and oil reserves and net cash flow that is United States property.  The Partnership emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing natural gas and oil properties.  Accordingly, the estimates are expected to change as future information becomes available.

(a)  Reserve Quantity Information

Below are the net quantities of net proved developed and undeveloped reserves and proved developed reserves.

	For the Year Ended December 31, 2004		For the Period from Inception (February 28, 2003) to December 31, 2003
	Oil (MBbls)	Gas (MMcf)	Oil (MBbls)	Gas (MMcf)
Proved developed and undeveloped reserves:
Beginning of year	25,932	20,967	—	—
Net extensions, discoveries, and improved recoveries	689	796	—	—
Purchases of reserves	—	—	26,380	21,651
Production	(738)	(799)	(448)	(684)
Revision of previous estimates	1,704	1,598	—	—
End of year	27,587	22,562	25,932	20,967
Proved developed reserves:
Beginning of year	21,774	19,797	—	—
End of year	23,404	21,389	21,774	19,797

(b)  Standardized Measure of Discounted Future Net Cash Flows Relating to Natural Gas and Oil Reserves

The standardized measure of discounted future net cash flows relating to proved natural gas and oil reserves (Standardized Measure) is a disclosure requirement under SFAS No. 69, “Disclosures about Oil and Gas Producing Activities.”

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the natural gas and oil reserves of the property.  An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

The estimates of future cash flows and future production and development costs are based on period-end sales prices for natural gas and oil, estimated future production of proved reserves and estimated future production and development costs of proved reserves, based on current costs and economic conditions.  The estimated future net cash flows are then discounted at a rate of 10%.

The standardized measure of discounted future net cash flows relating to proved natural gas and oil reserves is as follows:

	For the Year Ended December 31, 2004	For the Period from Inception (February 28, 2003) to December 31, 2003
	(in thousands)
Future cash inflows	$971,543	$724,101
Future production costs	(218,392)	(203,797)
Future development and abandonment cost	(13,148)	(18,476)
Future net cash flows	$740,003	$501,828
10% annual discount for estimated timing of cash flows	(557,878)	(376,746)
Standardized measure of discounted future net cash flows	$182,125	$125,082

Changes in the standardized measure of discounted future net cash flows relating to proved natural gas and oil reserves is as follows:

	For the Year Ended December 31, 2004	For the Period from Inception (February 28, 2003) to December 31, 2003
	(in thousands)
Sales of oil and gas production	$(12,407)	$(10,601)
Changes in prices and production costs	42,996	—
Extensions, discoveries, and improved recoveries	11,802	—
Purchases of reserves	—	131,420
Development costs incurred	350	246
Change in estimated development costs	4,978	—
Accretion of discount	12,508	—
Timing and other	(3,184)	4,017
Change in standardized measure	$57,043	$125,082

Estimates of economically recoverable natural gas and oil reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results.  Therefore, actual production, revenues, development and operating expenditures may not occur as estimated.  The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters.  Actual quantities of natural gas and oil may differ materially from the amounts estimated.